SOFTWARE RE-VENDING LICENSE AGREEMENT
                      -------------------------------------

         This Software License Agreement (the "Agreement') is made and entered into as of March 7, 2002 (the "Effective Date") by and between RushTrade Software Services, Inc. located at One Galleria Tower 13355 Noel Road, Suite 300, Dallas, Texas 75240 ("Licensor") and Centratrade Services, Ltd., a Texas limited partnership ("Licensee"),located at 7880 San Felipe, Suite 500 Houston, Texas 77063. Licensor and Licensee are collectively referred to in this Agreement as the "Parties,"


                                   Background
                                   ----------

         A. Licensor is in the business of developing and licensing software programs which are used in providing financial and brokerage services. Licensor has a computer software program to assist customers in trading stocks on the NASDAQ, AMEX, and NYSE exchanges and other exchanges;

         B. Licensee is in the business of providing stock trading services and facilitating of trading services;

         C. Licensee wishes to receive a license to use the Software for the purpose of providing stock trading services to Licensee's customers. Licensor is willing to grant such a license under the terms of this Agreement.

          NOW THEREFORE, in consideration of the premises and the mutual promises contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Patties, intending to be legally bound, agree as follows:

                             Article 1. Definitions

         1.1 Definitions. When used in this Agreement, the capitalized terms listed below shall have the following meanings:

                  1.1.1 "Authorized Site" means the single facility where Licensee's Designated Hardware is located. Licensee must notify Licensor if Licensee desires to move its Designated Hardware to a new location and thereby change its Authorized Site.

                  1.1.2 "Confidential Information" means both Parties' valid and subsisting trade secrets, confidential information, client lists, test codes, test information, contact information, and knowhow and show-how embodied in and/or related to the Software and Licensor's products and services, as evidenced by or embodied in any business or technical information, idea, design, concept, technique, invention, discovery or improvements, whether or not patentable, which is not generally known in the industry, and the terms of this Agreement. Information shall not be considered to be Confidential Information if the receiving party proves with documentary evidence that such information: (a) was known by the receiving party, without an obligation to keep it confidential prior to its disclosure to the receiving party by the disclosing party, as is evidenced by the receiving party's written records that existed at the time the disclosure was made to the receiving party; (b) is or becomes lawfully available to the receiving party from a source other than the disclosing party; (c) was or becomes available to others in a publication in tangible form through a source other than the receiving party and through no fault



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

         of the receiving party; or (d) is required to be used or disclosed by an order of any court or other governmental authority, but only to the extent required by such order. The parties agree that while certain items of the Confidential Information may be publicly known, these items when put together, often form combinations that are not publicly known and are hence included within the Confidential Information. The receiving party is not permitted to use the Confidential Information to piece together a series of items of information from unconnected sources and fit these items of information together to make a showing that all or part of the Confidential Information was "public."

                  1.1.3 "Derivative Work" shall mean a work which is based upon one or more preexisting works, such as a revision, modification, translation, abridgement, condensation, expansion or any other form in which such preexisting works may be recast, transformed, or adapted, and which, if prepared without authorization of the owners of the copyright in such preexisting work, would constitute a copyright infringement. For purposes hereof, a Derivative Work shall also include any compilation that incorporates such a preexisting work.

                  1.1.4 "Designated Hardware" shall mean the computer equipment located at Licensee's Authorized Site and listed in Exhibit A.

                  1.1.5 "Software" means the computer software provided by Licensor to Licensee.

                  1.1.6 "Intellectual Property Rights" means the worldwide intangible legal rights or interests evidenced by or embodied in: (a) any idea, design, concept, method, process, technique, apparatus, invention, discovery, or improvement, including any patents, trade secrets, and knowhow; (b) any work of authorship, including any copyrights, moral rights or neighboring rights; (c) any trademark, service mark, trade dress, trade name, or other indicia of source or origin; and (d) any other similar rights and includes all worldwide intangible legal rights or interests that the party may have acquired by assignment or license with the right to grant sublicenses.

         1.2 "Construction" in this Agreement, unless the context requires otherwise, the singular shall include the plural and vice versa. The words "includes" and "including" shall mean including, but not limited to.

                               Article 2. License

         2.1 Grant. Licensor hereby grants and Licensee hereby accepts a, non-exclusive, non-transferable, single site license (the "License") to use, re-vend, sublicense, distribute, market, and resell the Software at and from Licensee's Authorized Site based upon the following terms:

                  (a) Licensee may only use the Software for the performance of stock trading services for Licensee and Licensee's customers at Licensee's Authorized Site however, Licensee shall be allowed to revcnd, sublicense, distribute, market and resell the Software to Broker Dealers who are in contractual privity with Licensee and which Licensee can document and track units of trading that utilize the Software. To the extent there is any redistribution of the Software, it shall not be in portions of the Software but such distribution shall be in whole. Licensee and its re-distributes shall not be authorized to modify the Software without written permission of Licensor. Any unauthorized modification and/or non-authorized use will be considered a default and breach of this Agreement.

                   (b) Licensee may only use the Software on the Designated Hardware at Licensee's Authorized Site; however, Licensee may re-vend, sublicense, distribute, market and resell the Software to remote users who will be able to access the Software through a network connection to the Designated Hardware at Licensee's Authorized Site hosting the Software. Any sublicense shall be granted a substantially in form attached as Exhibit B. If Licensee desires to move its Authorized Site, then, upon prior written notice by Licensee to Licensor, Licensee may uninstall the Software from the Designated Hardware at Licensee's Authorized Site and then install and use the Software at Licensee's new Authorized Site on Designated Hardware;

                   (c) Licensee may, in the ordinary course of business, allow its customers to view the Software's output on the Designated Hardware at Licensee's Authorized Site; and

                   (d) Licensee may, in the ordinary course of business, allow its customers to download portions of the Software from a web site approved by Licensor and designated by and controlled by Licensee to a terminal located either at the customer's home or business, for the sole purpose of allowing Licensee's customers to execute orders through Licensee. Licensee shall only permit U.S. customers to download the Software. Prior to the download of the Software, Licensee's customers shall be required to execute a Sublicense Agreement reasonably acceptable to Licensor. Upon request Licensor may require that the Licensee provide to Licensor copies of all such Sublicense Agreements. Licensee shall provide to Licensor on a monthly basis no later than thirty (30) days following the end of each month a complete list of Sub licensees' usernames. This list of user names shall be supplied as a routine matter without request by Licensor.


         2.2      Reservation of Rights.   All rights  not expressly  granted to
Licensee herein are reserved by Licensor.


                          Article 3. Limitations on Use

         3.1 Use by Licensee's Customers. If Licensor, in its reasonable, good faith discretion, believes that any customer of Licensee is not using, or will not use, the Software for its intended purpose and in accordance with the terms of the Sublicense Agreement or otherwise materially breaches the Sublicense Agreement, Licensor may discontinue that customer's right to use the Software or view the Software's output. Licensee agrees to refrain from accepting orders from or assisting customers that have been designated by Licensor as not complying with the terms of the Sublicense Agreement. It is the intent of this Agreement to allow customers of Licensee to use the Software solely for the purpose of executing orders on the NASDAQ, AMEX, and/or NYSE exchanges or any other exchanges for which the Licensor Software is compatible and Licensee is authorized to utilize.

         3.2 Licensee's Responsibilities. Licensee shall be responsible for the supervision, management, and control of its use, and its customer's use and any distributee's, of the Software.

         3.3 Customer Sublicense Agreement. If at any time Licensor gives Licensee notice of circumstances in Licensor's business judgment make continued use of an approved form of the Sublicense Agreement inappropriate to protect Licensor's Intellectual Property Rights or other rights, then Licensee shall discontinue use of that form and change to a new form of Sublicense Agreement approved by both Licensee and Licensor. In the event Licensor initiates such change, Licensee shall be required to obtain new Sublicense Agreements from all of its existing and future Sub licensees.

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

         3.4 Copies. Except as expressly authorized by Licensor, Licensee shall not copy, modify or distribute the Software or any portions thereof. Licensor will provide reasonable backup copies of the Software to Licensee upon written request. Licensee shall keep all copies of the Software at the Licensee's Authorized Site, and all copies of the Software should include all of Licensor's applicable copyright, patent, trademark, and/or service mark notices. Furthermore, each copy shall state that it is the property of Licensor in the following language:

                   "This Software is the property of RushTrade Software Services, Inc. ("Licensor") and is protected under the copyright, trade secret, and other laws of the United States, and when applicable, the State of Texas."

         3.5 No Modifications or Reverse Engineering. Licensee shall not modify, adapt or transcribe the Software, or create Derivative Works based on the Software or portions thereof. Licensee shall not reverse engineer, decompile, disassemble, or otherwise translate the Software.

         3.6 Maintenance. Licensee agrees that only Licensor shall have the right to alter, maintain, enhance or otherwise modify the Software, and if Licensee does alter, maintain, enhance or otherwise modify the Software, the License granted under this Agreement may be terminated as provided herein.


                           Article 4. Property Rights

         4.1 Title to Software. Licensor shall be the owner of all copies of the Software made by Licensee or by Licensor for Licensee. As between the parties, Licensee agrees that Licensor is the owner of all Intellectual Property Rights in and to the Software. The parties agree that Licensor shall own any improvements, updates, adaptations, modifications, and error corrections to the Software and any Derivative Works based on the Software.

         4.2 Use of Software Trademark. Except for merely descriptive use, Licensee shall not use the mark and any sub marks, variation of modifications of, and/or same or similar trademarks or service marks of Licensor (all sometimes referred to hereinafter as "Mark") as a trademark or service mark. Any use of the Mark shall be followed by a "TM" designation and the following notice shall be provided:

         "RushTrade trademark of RushTrade Software Service, Inc."

If Licensor notifies Licensee that the Mark has been registered with the United States Patent and Trademark Office, then any such use of the Mark shall be followed by a ?designation and the following notice shall be provided:

         "RushTrade IS A REGISTERED  TRADEMARK OF RushTrade  Software  Services,
         Inc.


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

Licensor shall have the right, but not the obligation, to inspect Licensee's use of the Software and related materials to ensure that they are consistent with proper quality standards set by Licensor. Upon reasonable prior written notice, Licensor shall have the right to terminate any right of Licensee to use the Mark if said quality standards are not being materially and reasonably met.


                                 Article 5. Fees

         5.1 Periodic Payment. Licensee shall pay Licensor a fee of $0.75 per execution of each 1,000 units and/or $.60 per unique order identifier executed on exchanges for utilization of both RushTrade Direct Pro Level II or Rushtrade Direct. The fee structure between licensee and each sub licensee shall be determined exclusively by licensee, and may be changed at anytime. RushTrade Direct Level I software, in addition to a license fee described, each Sublicense shall pay an initial $10,000 set-up fee directly to Licensor for the use of RushTrade Direct Level I software for private labeling the program.

         5.2 In the event that the license fee charged to any licensee of Licensor which is an application service provider or conducts itself as a "Service Bureau" during the term of this Agreement is less than 110% of the license fee which Licensee is obligated to pay hereunder, if not curred within 30 days, then this Agreement shall be immediately and automatically amended to be 90% of such lower license fee.

         5.3 Other Transaction Fees. Licensor shall not be liable for any other fees that are necessary for Licensee to complete any executions. The Licensee and Licensee's customers shall be solely responsible for such other fees that are necessary to complete the executions.

         5.4 Payment of Taxes. Licensee shall pay all taxes that may be assessed on its use of the Software, including, but not limited to, personal property taxes, sales and use taxes, and excise taxes, but excluding taxes based on the income of Licensor. Licensor shall not be liable to pay any taxes that may be assessed on Licensee's use of the Software, including but not limited to, personal property taxes, income taxes, sales and use taxes, excise taxes, or other fees or tariffs.

         5.5 Payment Terms. Licensor shall invoice Licensee in arrears on a monthly basis no earlier than the fifth day of each month after the Effective Date until termination of this Agreement. All amounts shown due on such invoice shall be paid within fifteen (15) business days after the date of the invoice. Late payments shall be subject to a late fee equal to one and one-half percent (1.5%) per month on the overdue amount (not to exceed $500 per month), or the maximum allowable legal rate by any applicable state or federal law, whichever is less. Any invoicing of any amounts that are not allowable by state and federal law and/or exceed the maximum allowable rate by such state or federal laws shall be null and void and shall be deemed to only be billing for the maximum allowable legal rate of interest allowed by such state or federal laws. In the event Licensee disputes any amount shown due on such invoice, Licensee shall pay timely any undisputed amounts and send written notice detailing any disputed amounts to Licensor. Licensor shall then have the right to hire an independent auditor to audit the portion of Licensee' books and records that relate to the subject of the dispute.

         5.6 Records of Transactions. Licensee shall maintain accurate and complete records to allow verification of all transactions that were executed using the Software, including transactions originating from Licensee's Authorized Site and remote customer transactions. Licensee shall at least twice a month (or at intervals designated by Licensor that may be more often), on the dates requested by Licensor, provide Licensor with a summary report of all such transactions for the period since the last such report. Licensee shall retain such records for so long as the records are required to be obtained by any exchange upon which they were executed.



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

         5.7 Audit Rights. Licensor, at its sole discretion, upon ten (10) days notice to Licensee, may inspect, audit, and copy Licensee's books, records, files and any other items related to Licensee's use of Software and the trading activity files deemed necessary by Licensor to verify compliance with the terms of this Agreement. Any and all information requested shall be held confidential for Licensor purposes, including but not limited to ensuring proper payment to Licensor and other compliance issues. Licensee shall allow, or cause to be allowed, Licensor, or Licensor's agents, access to the above items. If, upon inspection and audit of Licensee's books, records, files and other items, it is determined that Licensee's accounting of payments due under this Agreement was deficient in excess of five percent (5%) of the amount actually due, then Licensee shall reimburse Licensor for the costs of Licensor's audit (including accountants' and attorneys' fees) and, shall immediately pay Licensor the amount due.


                Article 6. Installation, Performance and Support

         6.1 Initial Delivery of Software. If Licensor has not already done so, Licensor shall deliver to Licensee one copy of the Software and any associated documentation as soon as reasonably, practical after c Effective Date of this Agreement ("Initial Delivery and Installation"). Until further notice, RushTrade Software Services Inc. will maintain server room and house software until CentraTrade Services, Ltd. has completed and tested its Data Center.

         6.2 Installation Services. If Licensor has not already done so, Licensor or its authorized designated installer shall make the Initial Delivery and Installation of the Software on the Designated Hardware at Licensee's Authorized Site as soon as reasonably practical after the Effective Date of this Agreement.

         6.3 Testing. Licensee shall conduct tests of the Software after it has been installed. This testing shall establish that the Software is functioning as designed. Licensor will provide to Licensee a complete list of all new features of the Software as such are initiated during the testing period.



         6.4 Updates. Licensor, at its option, may provide Licensee with updates and error corrections for the Software. Licensee agrees to install the updates and error corrections in accordance with Licensor's instructions. If Licensee is unable to install the updates and error corrections in accordance with Licensor's instructions, Licensee agrees to request that Licensor may install the updates and error corrections under the terms of Section 6.4.

         6.5 Customer Support. Licensee is solely responsible for providing support to its customers and instructing them on how to use the Software. If Licensee is unable to resolve a customer question or problem, Licensee may request Licensor's assistance under the terms of Section 6.4. Licensor shall not be obligated to provide such service to any one not authorized to Licensee to request such service. Licensee shall periodically provide to Licensor a list of individuals authorized to bind Licensee to be obligated to incur the cost set forth in 6.4 above.






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

                     Article 7. Confidentiality and Security

         7.1 Confidentiality of Software. Licensee acknowledges that the Software is a confidential proprietary trade secret belonging to Licensor, except where explicitly provided for in this Article 7 Licensee agrees to hold the Software and all other Confidential Information in confidence for Licensor. Except as permitted above, Licensee agrees not to sell, rent, sublicense, distribute, transfer, or disclose the Software or its contents, including methods or ideas used in the Software, to anyone. Licensee may, however, disclose front-end, human eye read only portions of the Software and other Confidential Information to employees of Licensee when disclosure to such employees is necessary to use the License as granted in this Agreement and when such disclosure is limited to a "need-to-know" basis. Licensee shall instruct all employees to whom any such disclosure is made that the disclosure is confidential and that the employee must keep the Software and Confidential Information confidential by using at least the same care and discretion that they use with other data designated by Licensee as confidential. The confidentiality requirements of this Article 7 shall be in effect while this Agreement is in force and effect and after it terminates or expires.

         7.2 Employee Confidentiality Agreements. Licensee agrees that any material breach of its obligations pursuant to this Article 7 of this Agreement constitutes a material breach of this Agreement. The Parties agree that any alleged breach of the obligations of Article 7 of this Agreement by a former employee of Licensee shall enable Licensor to have Licensee's right, if any, to assert a claim against such former employee with respect to such breach, and Licensee shall provide reasonable assistance to Licensor in pursing such a claim.

         7.3 Disclosure as Breach. Licensee agrees that any material breach of its obligations pursuant to this Article 7 of this Agreement constitutes a material breach of this Agreement. The Parties agree that any alleged breach of the obligations of Article 7 of this Agreement by a former employee of Licensee shall enable Licensor to require, should Licensor choose such action, Licensee to take all necessary actions to repair any damage resulting from a breach of the obligations set forth in this Article 7, failing which, Licensor may terminate Licensee's right to use the Software under this Agreement as provided in Section 8.2.

         7.4 Court Ordered Disclosure. If Licensee is ordered by a court, administrative agency, or other governmental body of competent jurisdiction to disclose the Software or any other Confidential Information, or if it is served with a motion that such an order be issued, then Licensee shall immediately notify Licensor of the motion or order by the most expeditious possible means; and Licensee shall join or agree to (or at a minimum shall not oppose) a motion or similar request by Licensor for an order protecting the confidentiality of the Confidentiality Information, including joining or agreeing to (or non opposition to) a motion for leave to intervene by Licensor.

         7.5 Reporting of Attempts to Disclose. Licensee shall immediately report to Licensor any attempt by any person of which Licensee has knowledge (i) to use or disclose any portion of the Confidential Information without authorization from Licensor, or (ii) to copy, reverse assemble, reverse compile or otherwise reverse engineer any part of the Confidential Information.

         7.6 Data Backup. Licensor is not responsible for the backup or storage of Licensee's data or Licensee's customers' data. Licensee agrees to maintain adequate records so as to be able to replicate any information transmitted by Licensee's customers through use of the Software.




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


         7.7 Inspection. Licensee hereby authorizes Licensor to enter its premises in order to inspect the Software in any reasonable manner during Licensee's normal working hours to verify Licensee's compliance with the terms of this Agreement. This inspection shall only be allowed after Licensor has given twenty-four (24) hours notice for this purpose. If such notice is personally delivered, emailed, or sent by facsimile, it shall be deemed given upon the earlier of (I) receipt of said notice and/or (2) confirmation of transmission by sender. Any other form of notice shall be controlled by Article
10.2 below.

         7.8 Injunction. Licensee acknowledges that, in the event of a breach by Licensee or any of Licensee's customers of any of the foregoing provisions or of the provisions of Article 2 (License), Article 3 (Limitations on Use) or Article 7 (Confidentiality), Licensor will not have an adequate remedy in money damages. Licensor shall therefore be entitled to obtain an injunction against such breach from any court of competent jurisdiction immediately upon request. Licensor's right to obtain injunctive relief shall not limit its right to seek further remedies.

         7.9 Confidentiality of Licensee's Customers. In the event that Licensor gains ,access to any Confidential Information belonging to Licensee or its customers under the terms of this Agreement, Licensor agrees to maintain that information as Confidential, and not use that information for any purpose not specified in this Agreement, or otherwise disclose the information to any other parties.


                             Article 8. Termination

         8.1 Effective Life of Agreement. This Agreement shall remain in force from the Effective Date for a period of two (2) years from the Effective Date, unless earlier terminated as provided for herein.

         8.2 Termination. Licensee may terminate this Agreement upon (a) the failure of Licensor to cure a material breach within sixty (60) days of written notice of the material breach, or (b) for any reason upon 60 days advance notice to Licensor. Licensor will -have the right to terminate this Agreement if Licensee has (a) breached any material term of this Agreement and failed to cure such breach within 30 days after receipt of written notice from Licensor, or may terminate with reasonable cause upon 180 day advance notice to Licensee. In the event that Licensor should wrongfully terminate this Agreement, then Licensor shall be obligated to pay to Licensee the fees (for purposes of this  Section  8.2,  the  "Termination  Fees") set forth in Section  5.1 for all executable transactions on exchanges utilizing the Software by any person or entity which was, at the time of the wrongful termination, a client or customer of Licensee (each, a "Former Customer"). The Termination Fees will be paid in the same manner as set forth in Section 5.4. Termination Fees will begin accruing on the date each Former Customer begins trading with the Software through some party or means other than Licensee (for example, by the Former Customer directly, through Licensor using its own "application service provider", or through any other method or means) and ending on the 365`h day after the date of such first trade. The obligation of Licensor to pay Termination Fees survives the expiration or termination of this Agreement, and does not preclude Licensee from seeking any other remedy at law or in equity in the event of a wrongful termination of this Agreement by Licensor.

         8.3 Events of Default. This Agreement may be terminated by either Party if the other Party is at any time placed in bankruptcy, if it goes into voluntary dissolution, if it has a receiver appointed, if it compromises with its creditors, or if it has any material judgment given against it and such judgment is final or becomes final and is not satisfied within twenty-one (21) days of the final judgment (after all appeals) or of the date of the judgment becoming final (after all appeals).


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

         8.4 Effect of Termination. All rights and obligations of the Parties hereunder shall cease upon the termination of this Agreement except that
(i) the obligations of the parties pursuant to Article 7 (relating to Confidentiality) shall continue in full force and effect, and (ii) any amounts owed to a Party hereunder shall continue to be owed. Upon termination of this Agreement all license grants from Licensor to Licensee shall cease, Licensee shall immediately cease all use of the Software, and, at Licensor's request, Licensee shall either destroy or send to Licensor all copies of the Software and related materials in its possession.


                    Article 9. Warranties and Indemnification

         9.1 Compliance. Each party warrants that it will comply with all applicable laws and regulations of the United States, including all Securities and Exchange Commission regulations, and with all applicable rules of the National Association of Securities Dealers (NASD, New York Stock Exchange, or other applicable security exchanges' rules and regulations). This Agreement shall not be construed to require any party to take any action in violation of any such applicable laws, rules or regulations.

         9.2 No Warranties. THE SOFTWARE IS PROVIDED "AS IS WITH ALL FAULTS" AND NO WARRANTIES, EXPRESS OR OTHERWISE, ARE MADE REGARDING THE PERFORMANCE OR RESULTS OF THE SOFTWARE. LICENSEE FURTHER ACKNOWELDGES AND AGREES THAT LICENSOR DOES NOT WARRANT THAT THE SOFTWARE WILL DELIVER ORDERS TO NASDAQ OR OTHER EXCHANGES OR THAT THE DATA IT RECEIVES IS TRUE, ACCURATE OR IN REAL TIME. IN ADDITION, LICENSEE AGREES AND ACKNOWLEDGES THAT THE SOFTWARE CALCULATIONS MAY NOT BE CORRECT AND THAT THE SOFTWARE MAY FAIL WITHOUT WARNING. LICENSEE AGREES TO RELY ON THE SOFTWARE AND ITS RESULTS SOLELY AT LICENSEE'S OWN RISK. LICENSEE HEREBY AGREES AND UNDERSTANDS THAT LICENSOR MAKES NO WARRANTIES OR GUARANTIES AS TO A TIMELY INSTALLATION OF THE SOFTWARE OR ANY DOWNTIME THAT THE SOFTWARE MAY CAUSE LICENSEE IN ITS BUSINESS.

         9.3 Allocation of Risk. Licensee acknowledges and agrees that the risk concerning the quality and performance of the Software is assumed by Licensee. As between the parties, Licensee assumes all liability for any corruption or delay of data that occur in Licensee's computers, Licensee's customers' computers, or the various exchanges and networks used to execute trades. Licensee agrees that Licensor is merely providing software services through which customers may communicate with the exchanges to execute trades. Licensor is not responsible for verifying the accuracy of the information entered into the Software by Licensee or Licensee's customers, Licensee assumes all responsibility for obtaining an executed contract from each of Licensee's customer that governs Licensee's obligations and liabilities to the customer, Licensee acknowledges that Licensor has no control over Licensee's and Licensee's customer's entry of data and that Licensor assumes no responsibility for Licensee's or Licensee's customers' computers or networks, the NASDAQ, AMEX, or NYSE, or any other exchange.

         9.4 Disclaimer. THE WARRANTIES AND LIMITATIONS SET FORTH IN THIS ARTICLE CONSTITUTE THE ONLY WARRANTIES MADE BY THE PARTIES. THE PARTIES SPECIFICALLY DISCLAIM ALL OTHER WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF DESIGN, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WARRANTIES

ARISING FROM COURSES OF DEA LING, TRADE USAGE OR TRADE PRACTICE, AND WARRANTIES OF TITLE OR NONINFRINGEMENT. LICENSOR MAKES NO WARRANTIES WHATSOEVER TO ANY
PERSON OR ENTITY OTHER THAN LICENSEE. NO REPRESENTATIONS OF FACT, ORAL OR WRITTEN. INCLUDING STATEMENTS REGARDING CAPACITY, SUITABILITY FOR USE. OR PERFORMANCE OF PRODUCTS OR SERVICES, WHETHER MADE. BY LICENSOR'S EMPLOYEES OR OTHERWISE, WHICH IS NOT CONTAINED IN THIS AGREEMENT, SHALL BE DEEMED TO BE A WARRANTY BY LICENSOR FOR ANY PURPOSE OR GIVE RISE TO ANY LIABILITY OF LICENSOR WHATSOEVER. LICENSEE AGREES THAT IN NO EVENT WILL LICENSOR BE LIABLE TO LICENSEE FOR. ANY INDIRECT, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES OF ANY KIND (INCLUDING LOST PROFITS, LOSS OF BUSINESS OR OTHER SIMILAR DAMAGES).

         9.5 Limitations of Liability. NOTWITHSTANDING THE ABOVE PROVISIONS, AT ANY TIME THERE SHALL BE NO LIABILITY ON THE PART OF LICENSOR BY VIRTUE OF THIS AGREEMENT, OR THE PERFORMANCE OR NONPERFORMANCE OF ITS RESPONSIBILITIES UNDER THE AGREEMENT, OR BY VIRTUE OF A BREACH BY LICENSOR OF ANY REPRESENTATION OR WARRANTY CONTAINED HEREIN WHETHER DUE TO THE NEGLIGENCE OF LICENSOR OR OTHERWISE LICENSEE AGREES THAT IN NO EVENT WILL THE TOTAL AGGREGATE LIABILITY OF LICENSOR FOR ANY CLAIMS, LOSSES, OR DAMAGES EXCEED THE GREATER OF
(A) $10,000, OR (B) THE TOTAL AMOUNT PAID BY LICENSEE TO LICENSOR UNDER THIS AGREEMENT FOR THE THREE MONTH PERIOD IMMEDIATELY PRECEDING THE DATE UPON WHICH THE FIRST ACT OR OMISSION OCCURRED THAT GAVE RISE TO LICENSOR'S LIABILITY. THE FOREGOING LIMITATION OF LIABILITY IS COMPLETE AND EXCLUSIVE, SHALL APPLY EVEN IF LICENSOR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH POTENTIAL CLAIMS, LOSSES, OR DAMAGES, AND SHALL APPLY REGARDLESS OF THE SUCCESS OR EFFECTIVENESS OF ANY OTHER REMEDIES POSSESSED BY LICENSEE OR THIRD PARTIES. THIS LIMITATION OF LIABILITY REFLECTS AN ALLOCATION OF RISK BETWEEN LICENSOR AND LICENSEE IN VIEW OF THE FEES CHARGED BY LICENSOR.

         9.6 Infringement Issues. Licensee shall notify Licensor of the assertion of any claim that the Software or Licensee's use of the Software under this Agreement violates the trade secret, trademark, copyright, patent, or other proprietary right of any other party, and shall cooperate with Licensor in the investigation and resolution of any such claim. If the Software becomes, or is likely to become, the subject of a claim of infringement of a copyright or patent, Licensor, at its option, may procure for Licensee the right to continue using the Software, may replace or modify the Software to render it non-infringing, or may require that Licensee discontinue use of the Software.


                          Article 10. Additional Terms.

         10.1 Assignment. Licensee shall not assign, transfer, or otherwise dispose of this Agreement in whole or in part to any individual firm or corporation without the prior written consent of Licensor, which consent shall not be unreasonably withheld, Any assignment with consent does not release Licensee from any of its obligations under this Agreement unless the consent so states.

         10.2 Notices. Any and all notices (except for invoicing and inspection as provided for herein to the contrary) to be given under this Agreement by either Party to the other may be effected by personal delivery in writing, by telecopy, or by mail, registered or certified, postage prepaid with return receipt requested. Notices shall be sent to the Parties at their respective addresses set forth on the first page of this Agreement. Notices delivered personally or telecopied shall be deemed given as of seven (7) days after mailing.

         10.3 Taxes. Licensee shall reimburse Licensor for any state, local, and federal taxes (excluding taxes imposed upon Licensor's income) applicable to the transactions contemplated under this Agreement provided (i) Licensor has the legal obligation to collect the tax from Licensee, and (ii) Licensor either charges Licensee the tax at the time of invoicing, if applicable, or if assessed by a taxing jurisdiction at a later date, sufficient notice is given to Licensee so Licensee may provide documentation to Licensor that either Licensee has already paid such taxes to the taxing jurisdiction, or that the tax is not legally due.


         10.4 Severability. If any provision of this Agreement shall be held to be illegal, invalid, or unenforceable by a court of competent jurisdiction, that provision shall be modified, if possible, or deleted, if not possible, and the remainder of this Agreement shall remain in full force and effect.

         10.5 Entire Agreement. This Agreement represents the final agreement of the parties with regard to the subject matter hereof, supersedes all previous agreements and understandingly whether written or oral, between the Parties with respect thereto. There are no unwritten oral agreements between the Parties hereto. This Agreement may not be modified except by an instrument in writing signed by a duly authorized representative of each Party hereto.

         10.6 No Agency. Nothing in this Agreement shall be construed to create an agency, joint venture, partnership, or othcr form of business association between the Parties.

         10.7 Governing Law Jurisdiction Venue. This Agreement is deemed to have been entered into in the State of Texas, and its interpretation, construction, and the remedies for enforcement or breach are to be applied pursuant to, and in accordance with, the laws of the State of Texas except for choice of law principles. Venue and jurisdiction for any action or claim, brought under this Agreement shall be in the courts with proper jurisdiction located in the State of Texas, and the Parties expressly submit themselves to the personal jurisdiction of such courts.

         10.8 Attorneys' Fees and Costs. If any legal proceeding is necessary to enforce the terms of this Agreement, the prevailing Party shall be entitled to reasonable attorney's fees and costs in addition to any other relief to which that Party may be entitled.

         10.9 Force Majeure. The obligations of the Parties under this Agreement (other than the obligation to make payments) shall be suspended to the extent a Party is hindered or prevented form complying therewith because of labor disturbances (including strikes or lockouts) war, terrorist act, actions of God, earthquakes, fires, storms, accidents, governmental regulations, failure of vendors or suppliers, or any other cause whatsoever beyond a party's control. For so long as such circumstances prevail, the Party whose performance is delayed or hindered shall continue to use all commercially reasonable efforts to recommence performance without delay.

         10.10 Headings. The headings in this Agreement are for purposes of reference only and shall not be construed a part of this Agreement.


         10.11 No Bias. This Agreement shall be interpreted as written and negotiated jointly by the Parties. It shall not be strictly construed against either Party, regardless of the actual drafter of the Agreement.

         10.12 Duplicate Counterparts. This document may be executed in duplicate and, if so, either copy or both copies are considered originals.

         10.13 No Representations. Each party acknowledges that it enters into this Agreement of its own accord and does not do so on the basis of, and does not rely on, any representation, warranty or other provision except as expressly provided herein, and all conditions, warranties or other terms implied by statute or common law are hereby excluded to the fullest extent permitted by law.

         10.14 Binding. This Agreement shall be binding on the Parties, their affiliated companies, subsidiaries, successors, and assigns (if any), and they each warrant that the undersigned are authorized to execute this Agreement on behalf of the respective Party. This Agreement is also binding upon the officers, directors, agents, employees, partners and shareholders of the Parties and any other persons acting in concert with them.

         IN WITNESS WHEREOF, the Parties have respectfully caused this Agreement to be executed by their duly authorized representative on the date hereinafter indicated.



LICENSEE:                                    LICENSOR.
CENTRATRADE SERVICES, LTD.,                  RushTrade Software Services, Inc.
A Texas limited partnership
By: PSJ Management, LLC, a Texas limited
    Liability company
Its: General Partner


By: /s/ Paul A. Mougel                       By: /s/ D.M. (Rusty) Moore, Jr.
   ---------------------------------            --------------------------------
   Paul A. Mougel,CEO                         D.M. (Rusty) Moore, Jr., President

Name: Paul Mougel
     -------------------------------
Title: CEO                                   Title:
      ------------------------------               -----------------------------
Date: March 7, 2002                          Date: March 7, 2002
      ------------------------------               -----------------------------






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